EXHIBIT 10.1 FEE AGREEMENT WITH RICHARD O. WEED

                                 WEED & CO. L.P.
     4695 MACARTHUR COURT, SUITE 1450, NEWPORT BEACH, CALIFORNIA  92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087


                                November 12, 2001

Mr. Edward A. Roth
Chmn./Pres.
National Beauty Corp.
4818 W. Commercial Blvd.
Ft. Lauderdale, FL  33319

PHONE: (954) 717-8680
FAX: (954) 717-2508

     Re: Special Projects
     --------------------

Dear Mr. Roth:

The purpose of this letter is to set forth the terms and conditions that will govern our professional relationship.

This agreement for professional services ("Agreement") is between National Beauty Corp., a Nevada corporation, and its subsidiaries, ("Client") and Richard
O. Weed of Weed & Co. L.P. ("Weed") whose address is 4695 MacArthur Court, Suite 1450, Newport Beach, California 92660.

Weed shall render the following legal services described in Exhibit A attached hereto and Client may engage Weed on any new matters referenced in Exhibit A in exchange for payment of fees determined in accordance with this Agreement. Weed makes no promises or guarantees regarding the outcome of matters upon which Weed is engaged to represent the Client.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Weed will provide shall be in accordance with the following terms and conditions.

PROFESSIONAL FEES

Fees will be based upon the reasonable value of Weed's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Weed.

Weed's rate is $300 per hour. It is anticipated that Client and Weed will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing. Weed's fees may be paid in cash or as follows:

As payment for services, Client has proposed and Weed has agreed that Client place a block of 15,000 shares of free trading stock in Weed's name with a nationally known securities broker-dealer. At least once a month, Weed will send Client a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, sufficient Client stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement. Weed has not been engaged to perform, nor will Weed agree to perform any services in connection with a capital raising transaction in exchange for shares registered on Form S-8. The rules and regulations of the United States Securities and Exchange Commission do not allow the use of a Form S-8 registration statement under such circumstances. Any fees for services that are in connection with a capital raising transaction shall be paid in cash or registered on another form of registration statement.

In the course of Weed's representation of the Company, if all the stock is liquidated, a new block of stock sufficient to cover projected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the terms and conditions outlined above. At the conclusion of Weed's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to Client.

Client has agreed to promptly register such blocks of stock pursuant to Form S-8 or other applicable registration statement at its own expense and deliver such stock to the Weed or brokerage firm upon the filing and effectiveness of the registration statement.

Client further understands that during the course of Weed's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

STOCK OPTION

As an incentive for Weed to represent the Client and to increase Weed's proprietary interest in the success of the Client, thereby encouraging it to maintain its relationship with the Client, the Client hereby grants to Weed options to purchase shares of the Client's common stock. As an initial option, the Client hereby grants Weed the right to purchase 34,000 shares of Client's common stock at a price equal to $0.48 per share. All stock options will expire unless exercised on or before December 31, 2005. The options granted will not be subject to dilution (i.e. no adjustment to the number of shares or the exercise price) based upon any reverse split of the Client's common stock. The stock options shall be exercisable in whole or in part with a promissory note of less than 45 days duration or upon common "cashless exercise" terms. Client has agreed to promptly register the shares of common stock underlying the stock options at its own expense.

Client shall cause any subsidiary or parent corporation to adopt and be bound by this Agreement and all its provisions.

COSTS AND EXPENSES

Client understands that in the course of representation, it may be necessary for Weed to incur certain costs or expenses. Client will reimburse Weed for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by Client in advance. More particularly, Client will reimburse Weed in accordance with the following guidelines:

1. Computer-Related Expenses - Client will reimburse Weed for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Weed to utilize computer services that will enable Weed to more efficiently manage the projects.

2. Travel - Client will reimburse Weed for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. Filing Fees & Court Costs - Client will reimburse Weed for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Weed.

Client shall pay and hold Weed harmless from all such costs and expenses incurred on Client's behalf. Weed may, but shall not be obligated to, advance funds on Client's behalf. In such event, Client agrees to reimburse Weed upon demand for the amounts advanced. Substantial outside fees (such as state filing fees or SEC filing services) may be referred to Client for direct payment.

BILLING

All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Weed will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and agrees to pay Weed's invoices within fifteen days of receipt. Weed shall bill in increments of one-quarter (1/4) hour unless otherwise agreed in writing.


DELAY IN PAYMENT

In the event that any of Weed's bills remain unpaid for more than 30 days after receipt by Client, Weed shall have the right to discontinue rendering further services to Client in connection with any matter then being handled for Client by Weed.

INVOLVEMENT OF CLIENT

Client expects to be kept closely involved with the progress of Weed's services in this matter. Weed will keep Client apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Weed will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

TERMINATION

Client shall have the right to terminate Weed's engagement by written notice at any time. Weed has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Weed will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

DISPUTES

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics that apply to the provision of services. All disputes between us arising out of this engagement which cannot be settled, shall be resolved in a federal or state court located in Orange County, California.

If the foregoing accurately reflects our agreement regarding professional services, please sign and return a duplicate copy of this letter. Thank you in advance for your prompt attention to this matter.

[signatures begin on the next page]





Very truly yours,

/s/Richard O. Weed

Richard O. Weed
Managing Partner/Special Projects






Approved and Agreed:
National Beauty Corp.


By: /s/ Edward Roth
        -----------
Name: Edward Roth
      -----------
Title: Pres.
       -----
Date: 12/19/01
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

                                    EXHIBIT A
                                    ---------

                            SERVICES TO BE PERFORMED


1. Assist the Client with due diligence matters including preparation of corporate minutes and reconciliation of the corporate minute book.

2. Assist with annual and quarterly filings with the Securities and Exchange Commission, if necessary.

3. Assistance with officers and directors reporting requirements under Sections 13(d) and 16(a) of the Securities Exchange Act, including Preparation of forms and schedules under the Exchange Act.

4. Advise and assist the Client regarding a Stock Plan for the Client and the preparation and filing of a registration statement on Form S-8.

2.     Any other matter as agreed and confirmed by Weed.